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Proxy Services
51 Mercedes Way
Edgewood, NY  11717                               [TELEGRAM LOGO]


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                   PHYSIO-CONTROL INTERNATIONAL CORPORATION


                                                  September 23, 1998

Dear Fellow Stockholder:

The Special Meeting of Physio-Control stockholders, scheduled for September 29, 1998, is only a few days away. Your Board of Directors has unanimously recommended that stockholders vote in favor of the proposal to approve the Plan of Merger and an Agreement and Plan of Merger dated as of June 27, 1998 (the "Merger Agreement") that provide for the merger of a wholly-owned subsidiary of Medtronic, Inc. into Physio-Control.

Since the Merger Agreement requires the affirmative vote of two-thirds of all outstanding shares, YOUR VOTE IS EXTREMELY IMPORTANT. Since time is short, we have established a method by which you can vote by a toll-free telephone call. Please follow the simple steps listed below.

If you have any questions or need assistance in the last-minute voting of your shares, please call Innisfree M&A Incorporated, who is assisting us in the solicitation of proxies, toll-free at
888-750-5834.

Very truly yours,

V. Marc Droppert
Secretary


TOLL-FREE PROXYGRAM OPERATORS WHO ARE INDEPENDENT OF THE COMPANY ARE AVAILABLE
                             TO ASSIST YOU NOW!!!

                                 INSTRUCTIONS

1. Call Toll-Free 1-800-437-7699 between 8:00 a.m. and 12:00 midnight eastern time.


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2.  Tell the operator that you wish to send a collect ProxyGram to ID No. 8102,
     Physio-Control International Corporation.

3.  State your name, address and telephone number.

4. State the bank or broker at which your shares are held and your control number as shown below:

                   Name:              < NA1 >
                   Broker:            < Broker >
                   Control number:    < ControlNum >
                   Number of shares:  < Shares >



                   PHYSIO-CONTROL INTERNATIONAL CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned shareholder hereby appoints Richard O. Martin and V. Marc Droppert and each of them as proxies, each with full power of substitution, to vote as designated below all shares of common stock of Physio-Control International Corporation held of record as of August 26, 1998, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on September 29, 1998, at 9:00 a.m., local time, at 11811 Willows Road NE, Redmond, Washington, and at any adjournment or adjournments thereof, upon the following matters:

Proposal to approve the Plan of Merger and the Agreement and Plan of Merger providing for the merger of PC Merger Corp. into Physio-Control International Corporation, with Physio-Control International Corporation to be the surviving corporation and a wholly-owned subsidiary of Medtronic, Inc., copies of which Plan of Merger and Agreement and Plan of Merger are attached as Appendices A and B to the Proxy Statement/Prospectus for the Special Meeting.

     (  ) FOR                 (  ) AGAINST                  (  ) ABSTAIN

This proxy will be voted as specified by the shareholder, but if no choice is specified, this proxy will be voted FOR approval of the Plan of Merger and the Agreement and Plan of Merger.

IMPORTANT. Please give name to operator exactly as name or names appear on this Proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.